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                                                                      EXHIBIT 12

                       LORAL SPACE & COMMUNICATIONS LTD.

          COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
Income (loss) before income taxes, equity in net loss of
  affiliates and minority interest..........................  $  11,656   $  (7,348)
Plus fixed charges:
     Interest expense.......................................     92,232      82,380
     Interest component of rent expense(1)..................      7,350       5,390
Less: capitalized interest..................................      6,480      40,558
                                                              ---------   ---------
Earnings available to cover fixed charges...................  $ 104,758   $  39,864
                                                              =========   =========
Fixed charges(2)............................................  $(149,610)  $(110,921)
                                                              =========   =========
Deficiency of earnings to cover fixed charges...............  $ (44,852)  $ (71,057)
                                                              =========   =========

---------------
(1) The interest component of rent expense is deemed to be approximately 25% of total rent expense.
(2) Fixed charges include preferred dividends as adjusted for taxes.

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